Exhibit 99.1
Grubb & Ellis Realty Investors, LLC
1551 N Tustin Ave., Suite 300
Santa Ana, CA 92705

714.667.8252 main
www.gbe-realtyinvestors.com
news release
for immediate release

Contact:	Damon Elder
Phone:	714.975.2659
Email:	damon.elder@grubb-ellis.com
Grubb & Ellis Healthcare REIT II Files Registration Statement
with U.S. Securities and Exchange Commission
Proposed best-efforts public offering of up to 330,000,000 shares of common stock
SANTA ANA, Calif. (March 19, 2009) — Grubb & Ellis Realty Investors, LLC today announced that Grubb & Ellis Healthcare REIT II, Inc. has filed a registration statement for a proposed best-efforts public offering of up to 330,000,000 shares of common stock. The offering would include up to 300,000,000 shares to be offered at $10.00 per share in the primary offering and 30,000,000 shares to be offered at $9.50 per share pursuant to the company’s proposed distribution reinvestment plan.
Grubb & Ellis Healthcare REIT II intends to use the proceeds from the offering to invest in a diversified portfolio of real estate properties, focusing primarily on medical office buildings and healthcare-related facilities, and to pay fees and expenses associated with the offering.
A registration statement relating to these securities has been filed with the U.S. Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective.
A written prospectus meeting the requirements of Section 10 of the Securities Act of 1933 may be obtained by writing Grubb & Ellis Securities, Inc. at 4 Hutton Centre, Suite 700, Santa Ana, California 92707.
This communication is not an offering. No offering is made except by a prospectus filed with the Department of Law of the State of New York. The Attorney General of the State of New York has not passed upon nor endorsed the merits of this offering.
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